Exhibit 99.1

SEALED AIR REPORTS FIRST QUARTER 2013 RESULTS

Q1 Adjusted EBITDA of $227 million; $245 million excluding impact of SARs

Q1 Adjusted EPS of $0.17, Reported EPS of $0.01 per share

Q1 Adjusted EPS of $0.24, excluding impact of SARs

ELMWOOD PARK, N.J., Wednesday, May 1, 2013 – Sealed Air Corporation (NYSE:SEE) today announced financial results for first quarter 2013. Net sales for the first quarter 2013 totaled $1.9 billion. Adjusted EPS was $0.17 for the first quarter and Adjusted EBITDA was $227 million, or 12.2% of net sales. Excluding $15 million (net of taxes) of expense resulting from cash-settled Stock Appreciation Rights granted as part of the Diversey acquisition (“SARs”) Adjusted EPS was $0.24 and Adjusted EBITDA was $245 million, or 13.2% of net sales. Additional detail on SARs is provided in our supplemental information. On a reported basis, net income was $2.7 million, or $0.01 per share.

Unless otherwise stated, all results compare first quarter 2013 results to first quarter 2012 results, and are presented on a continuing operations basis, excluding Diversey Japan, which we sold in November 2012 and have presented as discontinued operations. Reported information is defined as U.S. GAAP. Year-over-year net sales discussions present both reported and constant dollar performance. The latter excludes the impact of currency translation. Additionally, our adjusted financial measures, such as Adjusted EBITDA and Adjusted Net Earnings, exclude the impact of special items, such as restructuring charges and other one-time costs.

First Quarter Highlights:

First quarter net sales increased 0.4% with 1.0% higher volumes and 0.2% price/mix partially offset by 0.8% of unfavorable currency translation. Reported regional net sales increased 7.1% for AMAT (Asia, Middle East, Africa and Turkey), 5.4% for Latin America, and 0.2% for North America, partially offset by 2.1% lower net sales in Europe and 2.3% in JANZ (Japan/Australia/New Zealand). Additionally, first quarter net sales to Developing Regions1 increased 9.0% on a constant dollar basis over 2012 and accounted for 23.6% of global net sales.

Adjusted EBITDA for the first quarter of $227 million was essentially flat compared with 2012, primarily driven by volume growth, offset by inflationary costs, unfavorable price and customer mix, as well as higher SARs expense. Excluding SARs expense, first quarter Adjusted EBITDA was $245 million, or 13.2% of net sales, compared to $240 million, or 13.0% of net sales, in 2012. Incremental cost synergies under the 2011-2014 Integration and Optimization Program were $29 million for the first quarter of 2013 and resulted from headcount reductions, elimination of redundant costs, plant consolidations and procurement and logistics savings. Reported operating profit was $130 million for first quarter 2013 compared with $83 million in 2012.

[1]	Developing Regions are Africa, Asia (excluding Japan and South Korea), Central and Eastern Europe, and Latin America.

Adjusted EPS was $0.17 for the first quarter, compared with 2012 Adjusted EPS of $0.16. Excluding SARs expense, first quarter Adjusted EPS was $0.24 compared with 2012 Adjusted EPS of $0.20. On a reported basis, first quarter 2013 EPS was $0.01 per share as compared with a loss of $0.04 per share in 2012. First quarter 2013 reported EPS includes $34 million of special items (net of taxes) comprised of a loss on debt redemption of $20 million, losses related to the devaluation of the Venezuelan bolivar in February 2013 of $11 million, and costs associated with the 2011 – 2014 Integration and Optimization Program of $3 million. First quarter 2012 reported loss per share included $43 million of special items primarily comprised of restructuring charges associated with the 2011 – 2014 Integration and Optimization Program. Our core tax rate was 19.4% for first quarter 2013, compared with 22.3% for first quarter 2012.

Commenting on the first quarter results, Jerome A. Peribere, President and Chief Executive Officer, said, “While we are pleased with the continued growth in our developing regions and the performance of our operations in delivering efficiencies and cost synergies, economic challenges in Europe remain persistent. We experienced Adjusted EBITDA margin expansion in our Food & Beverage division, but margin performance was challenging in our Institutional & Laundry and Protective Packaging divisions. All of our divisions are actively managing for margin improvement for the balance of 2013.”

First Quarter Segment Review

Food & Beverage (F&B) Division

Net sales increased 1.9% on a constant dollar basis and 0.8% on a reported basis. F&B achieved 1.8% higher volumes, led by 2.5% volume growth in hygiene solutions and 1.7% volume growth in the food packaging businesses. Price/mix was higher by 0.1%, primarily due to strength in Latin America, which more than offset pricing pressures in Europe and the impact of contract pricing in North America. Net sales were impacted by 1.1% unfavorable currency translation. Regionally, F&B achieved double-digit volume growth in AMAT and Latin America, offsetting slight declines in Europe and North America. F&B Adjusted EBITDA increased 4.1% to $131 million, or 14.5% of net sales, compared with $126 million, or 14.1% of net sales, in 2012, primarily from higher volumes, operational efficiencies and reduced expenses. Excluding SARs expense, Adjusted EBITDA increased 5.6% to $136 million, or 15.0% of net sales, compared with $129 million, or 14.4% of net sales, in 2012. Reported operating profit was $93 million for first quarter 2013, compared with $82 million in 2012.

Institutional & Laundry (I&L) Division

Net sales increased 1.2% on a constant dollar basis and 0.5% on a reported basis. I&L achieved 0.1% higher volumes and 1.1% higher price, offset by 0.7% of unfavorable currency translation. Regionally, constant dollar net sales growth was led by Latin America, (10.5%), AMAT (8.8%), and North America (3.0%), offset by a decline in Europe (3.7%). Adjusted EBITDA decreased 26.2% to $26 million, or 5.1% of net sales, compared with $36 million, or 7.0% of net sales, in 2012. This decrease was primarily due to higher SARs expense and unfavorable price/mix. These negative factors were partially offset by cost synergies associated with the 2011 – 2014 Integration and Optimization Program. Excluding SARs expense, Adjusted EBITDA decreased 11.7% to $39 million, or 7.7% of net sales, compared with $45 million, or 8.7% of net sales in 2012. Reported operating loss was $9 million for first quarter 2013, compared with a loss of $1 million in first quarter 2012.

Protective Packaging (PP) Division

Net sales decreased 0.8% on a constant dollar basis and 1.2% on a reported basis. Protective Packaging achieved 0.1% higher volumes, offset by 0.9% lower price/mix, and unfavorable currency translation of 0.4%. Growth in North America was more than offset by volume weakness in Europe and to a lesser extent JANZ on continued manufacturing weakness in those regions. Adjusted EBITDA decreased 4.6% to $58 million, or 14.9% of net sales, compared with $60 million, or 15.4% of net sales, in 2012. Adjusted EBITDA decreased on unfavorable mix and negative price-cost spread partially offset by reduced expenses. Reported operating profit was $47 million for first quarter 2013 compared with $51 million in 2012.

Medical Applications and New Ventures (Other Category)

Net sales increased 4.1% on a reported and constant dollar basis, with 2.5% higher volumes and 1.6% from favorable price/mix. This increase was primarily driven by increased market penetration in Europe, offset by weakness in China. Adjusted EBITDA declined to $2 million, compared with $3 million in 2012 due to additional business development costs. Reported operating loss was $1 million.

Cash Flow and Net Debt

Net cash used by operating activities for first quarter 2013 was $39 million and is net of $19 million of restructuring payments. This compares with cash used of $93 million in first quarter 2012, and is net of $26 million of restructuring payments. First quarter cash used by operating activities included an $80 million increase in inventories and an $11 million increase in receivables, offset by an increase in accounts payable of $99 million. The increase in inventories and related payables from December 31, 2012 represents a rebuild from the destocking at the end of 2012, as well as planning for historically seasonally higher sales in the second quarter. Capital expenditures were $26 million in first quarter 2013 and $31 million in first quarter 2012. Free Cash Flow, defined as cash flow from operating activities less capital expenditures, was a use of $65 million during first quarter 2013, as compared with a use of $125 million during first quarter 2012.

In first quarter 2013, the Company’s net debt increased by $92 million to $4.9 billion. This increase is due to lower cash as a result of seasonal inventory growth, certain annual incentive compensation payments, and payments related to the refinancing of the Company’s 7.875% senior notes. The Company refinanced these notes with new 5.25% senior notes due 2023. Net debt includes the W. R. Grace settlement liability of $889 million that increased $12 million due to additional accrued interest in the first quarter.

Outlook for Full Year 2013

Mr. Peribere noted, “As we have been communicating since shortly after I joined Sealed Air, our cost structure remains too large despite our positive integration and optimization cost synergy accomplishments. We must continue to adapt our operating structure to the economic environment in each of the regions we serve. As a result, we are announcing an earnings quality improvement plan aimed at delayering management and making us more cost efficient, especially in Europe. The plan is estimated to generate annualized savings of approximately $80 million by the end of 2015 at an estimated total cost in the range of $180 to $200 million. Savings for 2013 are expected to be minimal and one-time cash costs for 2013 are estimated to be approximately $65 million.”

Commenting on the outlook for the balance of 2013, Mr. Peribere stated, “We continue to expect modest sales and Adjusted EBITDA growth, despite our significant exposure to European markets and sequential escalation in raw material costs. We have taken and will continue to take pricing actions for those product lines impacted by escalating raw material costs. We maintain our guidance of 2013 net sales in the range of $7.7 to 7.9 billion, Adjusted EBITDA of $1.01 billion to $1.03 billion, and Adjusted EPS between $1.10 and $1.20.”

Adjusted EPS guidance excludes the impact of special items. It also excludes the payment of the W. R. Grace settlement, as the exact timing of the settlement is unknown. Final payment of the W. R. Grace settlement is expected to be accretive to adjusted EPS by approximately $0.13 annually following the payment date under the assumption of using a substantial portion of cash on hand for the payment and ceasing to accrue interest on the settlement amount. Additionally, guidance excludes any non-operating gains or losses that may be recognized in 2013 due to currency fluctuations in Venezuela.

Web Site and Conference Call Information

Jerome A. Peribere, Sealed Air’s President and CEO and Carol P. Lowe, Senior Vice President and CFO, will conduct an investor conference call today at 11:00 a.m. (ET) to discuss the Company’s earnings results. The conference call will be webcast live on the Company’s web site at www.sealedair.com in the Investor Information section. The link to the event can be found on the Investor Information home page as well as under the Presentations & Events tab. Listeners should go to the web site prior to the call to register and to download and install any necessary audio software. A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (888) 680-0865 (domestic) or (617) 213-4853 (international) and use the participant code 25196790. Telephonic replay will be available beginning today at 1:00 p.m. (ET) and ending on Thursday, June 6, 2013 at 11:59 p.m. (ET). To listen to the replay, please dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use the confirmation code 66836668.

Business

Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and DiverseyTM brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. Sealed Air generated revenue of approximately $7.6 billion in 2012, and has approximately 25,000 employees who serve customers in over 175 countries. To learn more, visit www.sealedair.com.

Non-U.S. GAAP Information

In this press release and supplement, we have included several non-U.S. GAAP financial measures, including adjusted net earnings and EPS, net sales on a “constant dollar” basis, adjusted gross profit, adjusted operating profit, free cash flow and EBIT, EBITDA and Adjusted EBITDA. We present results and guidance, adjusted to exclude the effects of certain specified items (“special items”) that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. We may use adjusted EPS, net sales on a constant dollar basis, adjusted net earnings, adjusted gross profit, adjusted operating profit, measures of cash flow, net debt, and EBITDA figures to determine performance-based compensation. Our management uses financial measures excluding the effects of foreign currency translation in evaluating operating performance. Management believes that this information may be useful to investors. For a reconciliation of these non-U.S. GAAP metrics to U.S. GAAP and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Non-U.S. GAAP Free Cash Flow,” “Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit,” “Reconciliation of U.S. GAAP Diluted Net Earnings (Loss) Per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share,” “Reconciliation of Net Earnings (Loss) to Non-U.S. GAAP Adjusted EBITDA,” “Segment and Consolidated Adjusted Operating Profit and Adjusted EBITDA,” and “Components of Change in Net Sales—Segments and Other.”

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans to,” “will” and similar expressions. These statements reflect our beliefs and expectations as to future events and trends affecting our business, our consolidated financial position and our results of operations. Examples of these forward-looking statements include expectations regarding the potential cash tax benefits associated with the W.R. Grace settlement, potential volume, revenue and operating growth for future periods, expectations and assumptions associated with our restructuring programs, availability and pricing of raw materials, success of our growth initiatives, economic conditions, and the success of pricing actions. A variety of factors may cause actual results to differ materially from these expectations, including, general domestic and international economic and political conditions; changes in our raw material and energy costs; credit ratings; the success of restructuring plans; currency translation and devaluation effects, including Venezuela; the competitive environment; the effects of animal and food-related health issues; environmental matters; and regulatory actions and legal matters. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events, or otherwise.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(Unaudited)

(In millions, except per share data)

	Three Months Ended March 31,
	2013	2012
		Revised(2)
Net sales	$1,852.8	$1,845.4
Cost of sales	1,234.8	1,224.3

Gross profit	618.0	621.1
As a % of total net sales	33.4%	33.7%
Selling, general and administrative expenses	437.4	444.7
As a % of total net sales	23.6%	24.1%
Amortization expense of intangible assets acquired	32.2	32.7
Stock appreciation rights expense(3)	18.0	11.8
Costs related to the acquisition and integration of Diversey	0.4	1.8
Restructuring and other (credits) charges(4)	(0.2)	47.0

Operating profit	130.2	83.1
Interest expense	(90.8)	(97.3)
Foreign currency exchange losses related to Venezuelan subsidiaries(5)	(13.1)	(0.1)
Loss on debt redemption(6)	(32.3)	—
Other income (expense), net	0.2	(4.0)

(Loss) from continuing operations before income tax provision	(5.8)	(18.3)
Income tax (benefit)	(8.5)	(9.9)

Effective income tax rate	146.6%	54.1%
Net earnings (loss) from continuing operations	2.7	(8.4)

Net earnings from discontinued operations(2)	—	2.4

Net earnings (loss) available to common stockholders	$2.7	$(6.0)

Net earnings (loss) per common share:
Basic :
Continuing operations	$0.01	$(0.04)
Discontinued operations	—	0.01

Net earnings (loss) per common share - basic	$0.01	$(0.03)

Diluted:
Continuing operations	$0.01	$(0.04)
Discontinued operations	—	0.01

Net earnings (loss) per common share - diluted	$0.01	$(0.03)

Dividends per common share	$0.13	$0.13

Weighted average number of common shares outstanding:
Basic	193.8	191.9

Diluted(7)	212.7	191.9

(1)

The supplementary information included in this press release for 2013 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

In November 2012, we sold our Diversey Japan business. The financial results of the Diversey Japan business are reported as discontinued operations, net of tax, and, accordingly all previously reported financial information has been revised.

(3)

In connection with the acquisition of Diversey in 2011, Sealed Air exchanged Diversey’s cash-settled stock appreciation rights (SARs) and stock options that were unvested and unexercised into SARs based on Sealed Air common stock. At March 31, 2013, the weighted average remaining vesting life of outstanding SARs was slightly greater than one year. Since these SARs are settled in cash, the amount of related future expense will fluctuate based on exercise and forfeiture activity and changes in the assumptions used in the valuation model, including the price of Sealed Air common stock. See our 2012 Annual Report on Form 10-K for further details.

(4)

These charges consist of severance and termination benefits primarily in connection with the 2011 - 2014 Integration and Optimization Program we initiated in December 2011 as part of the integration of the Diversey business. We also recorded other associated costs in connection with the program, which are included in cost of sales and selling, general and administrative expenses. These costs were $5 million in the first quarter of 2013 and $6 million in the first quarter of 2012 and have been treated as special items for our Adjusted Operating Profit, EBITDA and EPS measures.

(5)

In February 2013, the Venezuelan government announced a devaluation of the Bolivar from an official exchange rate of 4.3 to 6.3 Bolivars per U.S. dollar. Due to this devaluation, as of March 31, 2013, we remeasured our Bolivar denominated monetary assets and liabilities using the official exchange rate of 6.3 Bolivars per U.S. dollar. As a result, we recorded a pre-tax loss of $13 million in the three months ended March 31, 2013 due to this devaluation and other transaction losses and have treated this as a special item for our Adjusted EBITDA and Adjusted EPS measures.

(6)

In March 2013, we completed an offering of $425 million aggregate principal amount of 5.25% senior notes due 2023. Substantially all of the net proceeds from these notes were used to repurchase $400 million aggregate principal amount of 7.875% senior notes June 2017. The $32 million pre-tax loss on debt redemption included above consists of a 6% premium and the acceleration of the unamortized debt issuance costs associated with the repurchase of the 7.875% senior notes. We have treated this item as a special item for our Adjusted EBITDA and Adjusted EPS measures.

(7)

For 2012, basic and diluted weighted average number of common shares outstanding were the same because the effect of the assumed issuance of 18 million shares of common stock reserved for the Settlement agreement (as defined in our 2012 Annual Report on Form 10-K) and the effect of non-vested stock was anti-dilutive due to the reported net loss from continuing operations.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS(1)

(Unaudited)

(In millions)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$625.8	$679.6
Receivables, net	1,325.3	1,326.0
Inventories	803.9	736.4
Other current assets	521.7	480.4

Total current assets	3,276.7	3,222.4
Property and equipment, net	1,181.4	1,212.8
Goodwill	3,160.1	3,191.4
Intangible assets, net	1,092.3	1,139.7
Other assets, net	562.8	565.4

Total assets	$9,273.3	$9,331.7

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$77.0	$39.2
Current portion of long-term debt	154.4	1.8
Accounts payable	573.9	483.8
Settlement agreement and related accrued interest	889.0	876.9
Other current liabilities	819.5	931.9

Total current liabilities	2,513.8	2,333.6
Long-term debt, less current portion	4,376.5	4,540.8
Other liabilities	957.0	1,013.0

Total liabilities	7,847.3	7,887.4

Total parent company stockholders’ equity	1,425.8	1,443.8
Noncontrolling interests	0.2	0.5

Total stockholders’ equity	1,426.0	1,444.3

Total liabilities and stockholders’ equity	$9,273.3	$9,331.7

CALCULATION OF NET DEBT FROM CONTINUING OPERATIONS(1) (Unaudited) (In millions)
	March 31, 2013	December 31, 2012
Short-term borrowings	$77.0	$39.2
Current portion of long-term debt	154.4	1.8
Settlement agreement and related accrued interest	889.0	876.9
Long-term debt, less current portion	4,376.5	4,540.8

Total debt	5,496.9	5,458.7
Less: cash and cash equivalents	(625.8)	(679.6)

Net debt	$4,871.1	$4,779.1

(1)

The supplementary information included in this press release for 2013 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2013	2012
		Revised(2)
Net earnings (loss) available to common stockholders - continuing operations	$2.7	$(8.4)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities - continuing operations(3)	93.3	90.5
Changes in:
Receivables, net	(10.6)	63.9
Inventories	(79.9)	(79.7)
Accounts payable	99.4	(1.5)
Other operating assets and liabilities	(144.2)	(158.0)

Cash flow from operating activities - continuing operations	(39.3)	(93.2)

Capital expenditures for property and equipment	(25.8)	(31.4)
Other investing activities	1.3	2.2

Cash flow from investing activities - continuing operations	(24.5)	(29.2)

Net proceeds from (payments of) long-term debt and short-term borrowings	34.7	(27.2)
Dividends paid on common stock	(25.4)	(25.2)
Payments of debt issuance costs	(33.9)	—
Other financing activities	(4.4)	(9.2)

Cash flow from financing activities - continuing operations	(29.0)	(61.6)

Cash flow from discontinued operations	—	2.7

Effect of foreign currency exchange rates on cash and cash equivalents	39.0	3.9

Cash and cash equivalents beginning of period	$679.6	$703.6
Change in cash and cash equivalents	(53.8)	(177.4)

Cash and cash equivalents end of period	$625.8	$526.2

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities - continuing operations	$(39.3)	$(93.2)
Capital expenditures for property and equipment	(25.8)	(31.4)

Free Cash Flow(4)	$(65.1)	$(124.6)

Additional Cash Flow Information:
Interest payments, net of amounts capitalized	$109.9	$115.1

Income tax payments	$32.4	$25.0

Restructuring payments	$19.1	$26.2

(1)

The supplementary information included in this press release for 2013 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

In November 2012, we sold our Diversey Japan business. The financial results of the Diversey Japan business are reported as discontinued operations, and, accordingly, all previously reported financial information has been revised.

(3)

2013 primarily consists of depreciation and amortization of $81 million, loss on debt redemption of $32 million and profit sharing expense of $10 million, partially offset by deferred taxes, net of $(39) million. 2012 primarily consists of depreciation and amortization expense of $85 million.

(4)

Free cash flow does not represent residual cash available for discretionary expenditures, including mandatory debt servicing requirements or non-discretionary expenditures that are not deducted from this measure.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP GROSS PROFIT AND OPERATING PROFIT TO

NON-U.S. GAAP ADJUSTED GROSS PROFIT AND OPERATING PROFIT(1)

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2013	2012
		Revised(2)
U.S. GAAP gross profit - continuing operations	$618.0	$621.1
As a % of total net sales	33.4%	33.7%

Special items(3)	1.4	7.9

Non-U.S. GAAP adjusted gross profit - continuing operations	$619.4	$629.0
As a % of total net sales	33.4%	34.1%
U.S. GAAP operating profit - continuing operations	$130.2	$83.1
As a % of total net sales	7.0%	4.5%

Special items(3)	5.9	62.1

Non-U.S. GAAP adjusted operating profit - continuing operations	$136.1	$145.2
As a % of total net sales	7.3%	7.9%

(1)

The supplementary information included in this press release for 2013 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

In November 2012, we sold our Diversey Japan business. The financial results of the Diversey Japan business are reported as discontinued operations, and, accordingly all previously reported financial information has been revised.

(3)

These items primarily consist of restructuring and other costs associated with our 2011 - 2014 Integration and Optimization program. These items are not part of our ongoing business and are not expected to have a continuing impact on our consolidated results.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP DILUTED NET EARNINGS (LOSS) PER COMMON SHARE TO NON-U.S. GAAP ADJUSTED DILUTED NET EARNINGS PER COMMON SHARE(1)

(Unaudited)

(In millions, except per share data)

	Three Months Ended March 31,
	2013		2012
			Revised(2)
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP Net Earnings (Loss) and EPS - continuing operations	$2.7	$0.01	$(8.4)	$(0.04)

Special items(3)	34.0	0.16	42.5	0.20

Non- U.S. GAAP Adjusted Net Earnings and EPS - continuing operations	$36.7	$0.17	$34.1	$0.16

Weighted average number of common shares outstanding - Diluted (4)		212.7		210.2

Our U.S. GAAP and Non-U.S. GAAP income taxes are as follows:(5)

	Three Months Ended March 31,
	2013		2012
	(Benefit) Provision	Effective Tax Rate	(Benefit) Provision	Effective Tax Rate
U.S. GAAP	$(8.5)	146.6%	$(9.9)	54.1%
Non-U.S. GAAP (Core Taxes)	$8.8	19.4%	$9.8	22.3%

(1)

The supplementary information included in this press release for 2013 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

In November 2012, we sold our Diversey Japan business. The financial results of the Diversey Japan business are reported as discontinued operations, and, accordingly all previously reported financial information has been revised.

(3)

For 2013, this amount includes loss on debt redemption of $32 million ($20 million, net of taxes), foreign currency exchange loss related to Venezuelan subsidiaries of $13 million ($11 million, net of taxes) and associated costs of $5 million ($3 million, net of taxes) related to our 2011-2014 Integration and Optimization Program. For 2012, this amount primarily includes restructuring and other charges of $47 million ($32 million, net of taxes) and associated costs of $6 million ($4 million, net of taxes), both related to our 2011-2014 Integration and Optimization Program, non-recurring associated costs from Legacy Diversey restructuring programs of $8 million ($5 million, net of taxes) and costs related to the acquisition and integration of Diversey of $2 million ($1 million, net of taxes).

(4)

For 2012, for purposes of calculating Adjusted EPS, the dilutive impact of: (i) the effect of the assumed issuance of 18 million shares of common stock reserved for the Settlement agreement and (ii) the effect of non-vested restricted stock and restricted stock units using the treasury stock method was included because we reported adjusted net earnings for 2012. These shares differ from the shares used to calculate net loss per common share included in the condensed consolidated statement of operations for U.S. GAAP reporting purposes because we reported a net loss for 2012, which does not include the effect of the items mentioned above as the effect was anti-dilutive.

(5)	Our core taxes represents the tax provision or benefit after adjusting for the tax impact of special items.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP NET EARNINGS (LOSS) TO NON-U.S. GAAP ADJUSTED EBITDA(1) (2)

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2013	2012
		Revised(3)
Net earnings (loss) from continuing operations	$2.7	$(8.4)
Interest expense	90.8	97.3
Income tax (benefit)	(8.5)	(9.9)

Non-U.S. GAAP EBIT- continuing operations	$85.0	$79.0
Depreciation and amortization	80.5	84.5

Non-U.S. GAAP EBITDA - continuing operations	$165.5	$163.5
Non-cash profit sharing expense	9.9	7.8
Special items(4)	51.4	57.0

Non-U.S. GAAP Adjusted EBITDA - continuing operations	$226.8	$228.3

As a % of net sales	12.2%	12.4%

(1)	EBITDA is defined as Earnings Before Interest Expense Taxes and Depreciation and Amortization.
(2)

The supplementary information included in this press release for 2013 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(3)

In November 2012, we sold our Diversey Japan business. The financial results of the Diversey Japan business are reported as discontinued operations, and, accordingly, all previously reported financial information has been revised.

(4)

For 2013, this amount primarily includes loss on debt redemption of $32 million, foreign currency exchange loss related to Venezuelan subsidiaries of $13 million and associated costs of $5 million related to our 2011-2014 Integration and Optimization Program. For 2012, this amount primarily includes restructuring and other charges of $47 million and associated costs of $6 million, both related to our 2011-2014 Integration and Optimization Program, and costs related to the acquisition and integration of Diversey of $2 million.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

U.S GAAP SEGMENT INFORMATION(1)

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2013		2012
Net sales:
Food & Beverage	$902.5		$895.1
As a % of net sales	48.7%		48.5%

Institutional & Laundry	512.9		510.2
As a % of net sales	27.7%		27.7%

Protective Packaging	386.6		391.3
As a % of net sales	20.9%		21.2%

Other Category: Medical Applications business and New Ventures	50.8		48.8
As a % of net sales	2.7%		2.6%

Total	$1,852.8		$1,845.4

Operating profit:
Food & Beverage	$92.8		$82.3
As a % of Food & Beverage net sales	10.3%		9.2%

Institutional & Laundry	(8.5)		(0.7)
As a % of Institutional & Laundry net sales	(1.7	) %	(0.1	) %

Protective Packaging	46.7		50.9
As a % of Protective Packaging net sales	12.1%		13.0%

Other Category: Medical Applications business and New Ventures	(0.6)		(0.6)
As a % of Medical Applications and New Ventures net sales	(1.2	) %	(1.2	) %

Total segments and other category	130.4		131.9
As a % of total net sales	7.0%		7.1%

Costs related to the acquisition and integration of Diversey	0.4		1.8

Restructuring and other (credits) charges	(0.2)		47.0

Total	$130.2		$83.1

As a % of total net sales	7.0%		4.5%

(1)

The supplementary information included in this press release for 2013 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

SEGMENT AND CONSOLIDATED ADJUSTED OPERATING PROFIT AND ADJUSTED EBITDA(1)

(Unaudited)

(In millions)

	Three Months Ended March 31, 2013
	Food & Beverage	Institutional & Laundry	Protective Packaging	Medical Applications and New Ventures	Total
Adjusted Operating Profit(2)	$96.8	$(7.6)	$47.4	$(0.5)	$136.1

as a % of net sales	10.7%	-1.5%	12.3%	-1.0%	7.3%

Adjusted EBITDA(2)	$130.9	$26.2	$57.6	$2.4	$217.1

as a % of net sales	14.5%	5.1%	14.9%	4.7%	11.7%
SARs expense(2)	$4.8	$13.2	$—	$—	$18.0

Reconciliation of Segment Adjusted EBITDA to Consolidated Adjusted EBITDA:
Total Segment Adjusted EBITDA					$217.1
Non-cash profit sharing expense					9.9
Other income/expense, net of special items					(0.2)

Consolidated Adjusted EBITDA					$226.8

as a % of net sales					12.2%

	Three Months Ended March 31, 2012
	Food & Beverage	Institutional & Laundry	Protective Packaging	Medical Applications and New Ventures	Total
Adjusted Operating Profit(2)	$89.9	$4.8	$51.1	$(0.6)	$145.2

as a % of net sales	10.0%	0.9%	13.1%	-1.2%	7.9%

Adjusted EBITDA(2)	$125.8	$35.5	$60.4	$2.6	$224.3

as a % of net sales	14.1%	7.0%	15.4%	5.3%	12.2%
SARs expense(2)	$2.7	$9.1	$—	$—	$11.8

Reconciliation of Segment Adjusted EBITDA to Consolidated Adjusted EBITDA:
Total Segment Adjusted EBITDA					$224.3
Non-cash profit sharing expense					7.8
Other income/expense, net of special items					(3.8)

Consolidated Adjusted EBITDA					$228.3

as a % of net sales					12.4%

(1)

The supplementary information included in this press release for 2013 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)	Excluding the impact of SARs expense, our Adjusted Operating Profit, Adjusted EBITDA and Adjusted EPS results were the following. SARs expense did not impact our PP segment or Other Category.

	Three Months Ended	Three Months Ended	Increase
	March 31, 2013	March 31, 2012	(Decrease)
Adjusted Operating Profit:
F&B	$101.6	$92.6	9.7%
as a % of net sales	11.3%	10.3%	100	bps
I&L	$5.6	$13.9	(59.7)%
as a % of net sales	1.1%	2.7%	(160	)bps
Consolidated	$154.1	$157.0	(1.8)%
as a % of net sales	8.3%	8.5%	(20	)bps

Adjusted EBITDA:
F&B	$135.7	$128.5	5.6%
as a % of net sales	15.0%	14.4%	60	bps
I&L	$39.4	$44.6	(11.7)%
as a % of net sales	7.7%	8.7%	(100	)bps
Consolidated	$244.8	$240.1	2.0%
as a % of net sales	13.2%	13.0%	20	bps

Adjusted EPS:
Adjusted EPS	$0.17	$0.16	6.3%
Impact of SARs	0.07	0.04

Adjusted EPS excluding the impact of SARs	$0.24	$0.20	20.0%

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES - SEGMENTS AND OTHER(1)

(Unaudited)

(In millions)

	Three Months Ended March 31, 2013
	Food & Beverage		Institutional & Laundry		Protective Packaging		Medical Applications & New Ventures		Total Company
Volume - Units	$16.5	1.8%	$0.7	0.1%	$0.3	0.1%	$1.2	2.5%	$18.7	1.0%
Product price/mix (2)	0.6	0.1	5.3	1.1	(3.6)	(0.9)	0.8	1.6	3.1	0.2
Foreign currency translation	(9.7)	(1.1)	(3.3)	(0.7)	(1.4)	(0.4)	—	—	(14.4)	(0.8)

Total change (U.S. GAAP)	$7.4	0.8%	$2.7	0.5%	$(4.7)	(1.2)%	$2.0	4.1%	$7.4	0.4%

Impact of foreign currency translation	$9.7	1.1%	$3.3	0.7%	$1.4	0.4%	$—	—%	$14.4	0.8%

Total constant dollar change (Non- U.S. GAAP)(3)	$17.1	1.9%	$6.0	1.2%	$(3.3)	(0.8)%	$2.0	4.1%	$21.8	1.2%

(1)	The results above are presented on a continuing operations basis, excluding Diversey Japan, which we sold in November 2012.
(2)

Our product price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported product price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries. The impact to our reported product price/mix of these purchases in other countries at selling prices denominated in U.S. dollars or euros was not material in the periods included in the tables above.

(3)

Changes in these items excluding the impact of foreign currency translation are non-U.S. GAAP financial measures. Since we are a U.S. domiciled company, we translate our foreign-currency-denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES - GEOGRAPHIC(1)

Unaudited

(In millions)

	Three Months Ended March 31, 2013
	North America	Europe	Latin America	AMAT(2)	Japan, Australia & New Zealand	Total
Change in Net Sales
Volume - Units	$2.7	$(15.0)	$16.6	$12.5	$1.9	$18.7
% change	0.4%	(2.4)%	8.9%	6.8%	1.3%	1.0%
Product price/mix	(1.5)	(0.3)	5.7	2.1	(2.9)	3.1
% change	(0.2)%	—%	3.0%	1.2%	(1.9)%	0.2%
Foreign currency translation	0.1	1.7	(12.2)	(1.6)	(2.4)	(14.4)
% change	—%	0.3%	(6.5)%	(0.9)%	(1.7)%	(0.8)%

Total	$1.3	$(13.6)	$10.1	$13.0	$(3.4)	$7.4

% change	0.2%	(2.1)%	5.4%	7.1%	(2.3)%	0.4%

Impact of foreign currency translation	$(0.1)	$(1.7)	$12.2	$1.6	$2.4	$14.4

Total constant dollar change (Non-U.S. GAAP)	$1.2	$(15.3)	$22.3	$14.6	$(1.0)	$21.8

Constant dollar % change	0.2%	(2.4)%	11.9%	8.0%	(0.6)%	1.2%

(1)	The results above are presented on a continuing operations basis, excluding Diversey Japan, which we sold in November 2012.
(2)	AMAT = Asia, Middle East, Africa and Turkey.